                                                                   EXHIBIT 10.48

                                                                  CONFORMED COPY




                                  $500,000,000


                                CREDIT AGREEMENT


                                  dated as of


                               December 19, 1996



                                     among


                     Ultramar Diamond Shamrock Corporation


                             The Banks Party Hereto


                                      and


                   Morgan Guaranty Trust Company of New York,
                                    as Agent


                          J.P. Morgan Securities Inc.,
                                    Arranger

                               Barclays Bank PLC,
                              Documentation Agent

                           The Chase Manhattan Bank,
                               Syndication Agent

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                        ARTICLE 1

                                                       DEFINITIONS

         1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.  Accounting Terms and Determinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         1.3.  Types of Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE 2

                                                       THE CREDITS

         2.1.  Commitments to Lend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.2.  Notice of Committed Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.3.  Money Market Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.4.  Notice to Banks; Funding of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.5.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.6.  Maturity of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.7.  Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.8.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.9.  Termination or Reduction of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.10.  Method of Electing Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.11.  Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.12.  General Provisions as to Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         2.13.  Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.14.  Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.15.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.16.  Regulation D Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         2.17.  Increased Commitments; Additional Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                        ARTICLE 3

                                                        CONDITIONS

         3.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         3.2.  Borrowings and Issuances of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                        ARTICLE 4

                                              REPRESENTATIONS AND WARRANTIES

         4.1.  Existence and Business; Power and Authorization; Enforceable Obligations . . . . . . . . . . . . . . .  42
         4.2.  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.3.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.4.  Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.5.   Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.6.   Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.7.   Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.8.   Investment Company Act; Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . .  45

         4.9.   No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.10.  U.S. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.11.  Foreign Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.12.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.13.  Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         4.14.  Accuracy and Completeness of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         4.15.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         4.16.  Significant Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE 5

                                                  AFFIRMATIVE COVENANTS

         5.1.  Information Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         5.2.  Books, Records and Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         5.3.  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         5.4.  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         5.5.  Existence, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         5.6.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         5.7.  Maintenance of   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         5.8.  Ownership of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                                        ARTICLE 6

                                                    NEGATIVE COVENANTS

         6.1.  Restriction on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.2.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.3.  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                                                                                     Page
                                                                                                                     ----
         6.4.  Use of Proceeds; Margin Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.5.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.6.  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.7.  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                        ARTICLE 7

                                                     CASH COLLATERAL


         7.1.  Cash Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                                        ARTICLE 8

                                               EVENTS OF DEFAULT; REMEDIES


         8.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         8.2.  Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                                        ARTICLE 9

                                                        THE AGENT

         9.1.  Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.2.  Agent and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.3.  Action by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.4.  Consultation with Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.5.  Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.6.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         9.7.  Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         9.8.  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         9.9.  Agent's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                                                                                                                     Page
                                                                                                                     ----

                                                        ARTICLE 10

                                                 CHANGE IN CIRCUMSTANCES

         10.1.  Basis for Determining Interest Rate Inadequate or Unfair  . . . . . . . . . . . . . . . . . . . . . .  62
         10.2.  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         10.3.  Increased Cost and Reduced Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         10.4.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         10.5.  Base Rate Loans Substituted for Affected Fixed Rate Loans . . . . . . . . . . . . . . . . . . . . . .  67

                                                        ARTICLE 11

                                                      MISCELLANEOUS

         11.1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         11.2.  No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         11.3.  Expenses; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         11.4.  Sharing of Set-Offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         11.5.  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         11.6.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         11.7.  Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         11.8.  Governing Law; Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         11.9.  Counterparts; Integration; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         11.10.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72


         COMMITMENT SCHEDULE
         PRICING SCHEDULE
         SCHEDULE 1.1  - Significant Subsidiaries
         SCHEDULE 4.12 - Plans

         EXHIBIT A - Note
         EXHIBIT B - Money Market Quote Request
         EXHIBIT C - Invitation for Money Market Quotes
         EXHIBIT D - Money Market Quote
         EXHIBIT E - Opinion of Counsel for the Borrower
         EXHIBIT F - Opinion of Special Counsel for the Agent
         EXHIBIT G - Assignment and Assumption Agreement

              AGREEMENT dated as of December 19, 1996 among ULTRAMAR DIAMOND SHAMROCK CORPORATION, the BANKS party hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.


             The parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS


             SECTION 1.1.  Definitions.    The following terms, as used herein,
have the following meanings:

             "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

             "Additional Bank" has the meaning set forth in Section 2.17(b)

             "Adjusted CD Rate" has the meaning set forth in Section 2.7(b).

             "Adjusted Consolidated Debt" means (i) Indebtedness which is or should be reflected on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, minus (ii) to the extent reflected as assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, the sum of all (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof by such Person; (b) cash; (c) time deposits, bankers acceptances or certificates of deposit issued by a Restricted Bank maturing not more than 180 days from the date of acquisition thereof; (d) commercial paper rated A-2 or better or P-2 or better by S&P or Moody's, respectively, maturing not more than 180 days from the date of acquisition thereof; and (e) other debt obligations rated at least A- by S&P or A3 or Moody's, respectively, maturing not more than 180 days from the date of acquisition thereof.

             "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent, completed by such Bank and returned to the Agent (with a copy to the Borrower).

             "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For purposes of this definition, a Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

             "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

             "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

             "Assessment Rate" has the meaning set forth in Section 2.7(b).

             "Assignee" has the meaning set forth in Section 11.6(b).

             "Authorized Officer" means (i) with respect to any Person that is a corporation, the chief executive officer, the president, any executive vice president, any senior vice president, any vice president, the treasurer, or the chief financial officer of such Person, (ii) with respect to any

Person that is a partnership, the president, any executive vice president, any senior vice president, any vice president, the treasurer or the chief financial officer of a general partner of such Person, (iii) with respect to any Person that is a limited liability company, the president, any executive vice president, any senior vice president, any vice president, the treasurer or the chief financial officer of a member of such Person, or (iv) with respect to any other Person, such representative of such Person that is approved by the Agent in writing. No Person will be deemed to be an Authorized Officer until named on a certificate of incumbency of such Person delivered to the Agent on or after the Effective Date.

             "Bank" means each bank listed on the signature pages hereof, each Additional Bank which becomes a Bank pursuant to Section 2.17, each Assignee which becomes a Bank pursuant to Section 11.6(b), and their respective successors and will include as the context may require any Bank in its capacity as Issuing Bank.

             "Bankruptcy Code" means Title 11, Section 101 et seq. of the United States Code titled "Bankruptcy," as amended from time to time, and any successor statute thereto.

             "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

             "Base Rate Loan" means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 10.

             "Borrower" means Ultramar Diamond Shamrock Corporation, a Delaware corporation, and its successors.

             "Borrowing" has the meaning set forth in Section 1.3.

             "Canadian Revolver" means the Credit Agreement dated as of December 19, 1996 among the Borrower, Canadian Ultramar Company, the banks listed therein and Canadian Imperial Bank of Commerce, as agent, as amended from time to time.

             "Capital Lease" means any lease which in accordance with GAAP is required to be capitalized on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, and for purposes of this Agreement, the amount of these obligations will be the amount so capitalized.

             "CD Base Rate" has the meaning set forth in Section 2.7(b).

             "CD Loan" means a Committed Loan which bears interest at a CD Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

             "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

             "CD Rate" means a rate of interest determined pursuant to Section 2.7(b) on the basis of an Adjusted CD Rate.

             "CD Reference Banks" means Barclays Bank plc, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York.

             "Change of Control" will be deemed to have occurred at such time as any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act becomes the beneficial owner of 35% or more of the total voting power of all classes of voting stock of the Borrower or such Person or Group succeeds in having sufficient of its nominees elected to the board of directors of the Borrower such that such nominees, when added to any existing director remaining on the board of directors of the Borrower after such election who is an Affiliate of such Group, will constitute a majority of the board of directors of the Borrower.

             "Closing Date" means the date on or after the Effective Date on which the Agent shall have received all the documents specified in or pursuant to Section 3.2.

             "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

             "Commitment" means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite the name of such Bank on the Commitment Schedule and (ii) with respect to each Additional Bank or Assignee which becomes a Bank pursuant to Section 2.17 or 11.6(c), the amount of the Commitment thereby assumed by it, in each case as such amount may be changed from time to time pursuant to Section 2.9, 2.17 or 11.6(b), or in any such case the obligation to make Committed Loans hereunder at any time outstanding not to exceed such amount, as the context may require.

             "Committed Loan" means a loan made by a Bank pursuant to Section 2.1; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term Committed Loan refers to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

             "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense excluding, however, interest expense not payable in cash (including amortization of discount).

             "Consolidated EBITDA" means, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in the determination of such Consolidated Net Income, (A) provisions for taxes based on income, (B) Consolidated Interest Expense, (C) depreciation and (D) amortization, all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries.

             "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest that is payable in cash) net of interest income of the Borrower and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower an its Consolidated Subsidiaries, including without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing.

             "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period; provided that there shall be excluded (i) any after-tax gains or losses attributable to asset sales (other than sales in the ordinary course of business) or returned surplus assets of any Plan and (ii) to the extent not included in clause (i), any net extraordinary gains or net extraordinary losses.

             "Consolidated Net Tangible Assets" means at any date the total consolidated assets of the Borrower and its Consolidated Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible items.

             "Consolidated Net Worth" shall mean, at any date, the consolidated shareholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date, all computed in conformity with GAAP.

             "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

             "Contest" means, with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted or pursued by other reasonable methods, so long as the failure to pay or discharge any such Tax, Lien or claim during the pendency of such contest would not otherwise have a Material Adverse Effect on the Person subject to any such Tax, Lien or claim.

             "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor from the primary obligee, (b) to advance or supply funds (1) for the payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the primary obligee of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the primary obligee against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation does not include endorsements of instruments for deposit or collection in the ordinary course of business.

             "Default" means any event, act or condition which constitutes an Event of Default or which with notice or lapse of time, or both, would constitute an Event of Default.

             "Designated Credit Facility" means the Second Amendment and Restatement of Credit Agreement dated as of December 30, 1993, among Ultramar Inc., the banks listed therein and Barclays Bank, plc, as agent, as amended to the Effective Date.

             "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

             "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its

Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank refers to either or both of such offices, as the context may require.

             "Domestic Loans" means CD Loans or Base Rate Loans or both.

             "Domestic Reserve Percentage" has the meaning set forth in Section 2.7(b).

             "Effective Date" means the date this Agreement becomes effective in accordance with Section 11.9.

             "Environmental Approvals" means any Governmental Approvals required under applicable Environmental Laws.

             "Environmental Claim" means any written notice, claim, demand or similar communication by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval.

             "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

             "ERISA Controlled Group" means the group consisting of the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with the Borrower that, together with the Borrower, are treated as a single employer under regulations of the PBGC.

             "ERISA Plan" means (i) any Plan that (a) is not a Multiemployer Plan and (b) has Unfunded Benefit Liabilities and (ii) any Plan that is a Multiemployer Plan.

             "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

             "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

             "Euro-Dollar Loan" means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

             "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

             "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.7(c) on the basis of a London Interbank Offered Rate.

             "Euro-Dollar Reference Banks" means the principal London offices of Barclays Bank plc, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York.

             "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

             "Event of Bankruptcy" means, with respect to any Person, the occurrence of any of the following events:

             (i) the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Law;

             (ii) an involuntary case is commenced against such Person and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case;

             (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of 60 days;

             (iv) the entrance of any order for relief or other order approving any such case or proceeding involving such Person;

             (v)  such Person is adjudicated insolvent or bankrupt;

             (vi) such Person suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days;

             (vii) such Person makes a general assignment for the benefit of creditors;

             (viii) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

             (ix) such Person shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing for a period of 60 days; or

             (x) any partnership or corporate action, as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

             "Event of Default" means the occurrence of any of the events described in Section 8.1.

             "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business

Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on overnight Federal funds transactions as determined by the Agent.

             "Fiscal Quarter" means a fiscal quarter of the Borrower.

             "Fiscal Year" means a fiscal year of the Borrower.

             "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 10.1) or any combination of the foregoing.

             "GAAP" means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes with respect to which the Borrower's independent public accountants concur) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

             "Governmental Approval" means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption or filing for registration by or with any Governmental Authority.

             "Governmental Authority" means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Group of Loans" means at any time a group of Loans consisting of
(i) all Committed Loans which are Base Rate Loans at such time, (ii) all Euro-Dollar Loans having the same Interest Period at such time or (iii) all CD Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 10, such

Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

             "Increased Commitments" has the meaning set forth in  Section
2.17(a).

             "Indebtedness" means, of any Person, without duplication, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables within credit terms normally prevailing in the industry and accrued liabilities incurred in the ordinary course of business of such Person), (ii) all obligations of such Person in respect of principal evidenced by a note, bond, debenture or similar instrument, (iii) the obligations of such Person which are capitalized under Capital Leases, (iv) all non-contingent obligations (and, for purposes of Sections 6.3 and 8.1(d), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (vi) all obligations of such Person in respect of surety bonds, appeal bonds or other similar instruments and (vii) all Contingent Obligations of such Person.

             "Indemnitee" has the meaning set forth in Section 11.3(a).

             "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months (or, if all Banks at the time agree, nine or twelve months) thereafter, as the Borrower may elect in such notice; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day will be extended to the next succeeding Euro-Dollar Business

    Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period will end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period which would otherwise end after the Termination Date will end on the Termination Date.

             (2) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days (or, if all Banks at the time agree, 270 or 360 days) thereafter, as the Borrower may elect in such notice; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day will be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date will end on the Termination Date.

             (3) with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.3; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day will be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period will end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period which would otherwise end after the Termination Date will end on the Termination Date.

             (4) with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.3; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day will be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date will end on the Termination Date.

             "Interest Rate Protection Agreements" means any interest rate exchange, collar, cap or similar agreements providing interest rate protection entered into by the Borrower or any of its Subsidiaries.

             "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

             "Issuing Bank" means The Industrial Bank of Japan, Ltd. and any other Bank that may agree to issue letters of credit hereunder, in each case as issuer of a Letter of Credit hereunder.

             "Joint Proxy Statement" means the Joint Proxy Statement of Ultramar Corporation and Diamond Shamrock, Inc., dated October 29, 1996, issued in connection with the Merger.

             "Law" means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Approval or requirement of such Government Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly indicates otherwise, the term "Law" includes each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

             "Letter of Credit" means a letter of credit to be issued hereunder by an Issuing Bank in accordance with Section 2.15.

             "Letter of Credit Liabilities" means, for any Bank and at any time, such Bank's ratable participation in the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and
(y) the aggregate amount then available for drawing under all Letters of Credit.

             "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

             "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary will be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

             "Loan" means a Committed Loan or a Money Market Loan and "Loans" means Committed Loans or Money Market Loans or any combination of the foregoing.

             "Loan Documents" means this Agreement and the Notes.

             "London Interbank Offered Rate" has the meaning set forth in
Section 2.7(c).

             "Margin Stock" has the meaning provided such term in Regulation U.

             "Material Adverse Effect" means a material adverse effect upon (i) the business, results of operations, financial condition or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform under any Loan Document or (iii) the ability of any of the Banks to enforce any of the Obligations or any of their rights and remedies against the Borrower under the Loan Documents.

             "Material Financial Obligation" means a principal or face amount of Indebtedness and/or payment or collateralization obligations in respect of Interest Rate Protection Agreements of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

             "Materials of Environmental Concern" means all materials, substances and wastes regulated as hazardous under Environmental Laws.

             "Merger" means the merger of Diamond Shamrock, Inc. with and into Ultramar Corporation pursuant to the Merger Agreement.

             "Merger Agreement" means the Agreement and Plan of Merger dated as of September 22, 1996 between Ultramar Corporation and Diamond Shamrock, Inc.

             "Money Market Absolute Rate" has the meaning set forth in Section 2.3(d).

             "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

             "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank will be deemed to refer to either or both of such offices, as the context may require.

             "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 10.1).

             "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

             "Money Market Margin" has the meaning set forth in Section 2.3(d)(ii)(C).

             "Moody's" means Moody's Investors Service, Inc.

             "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

             "Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

             "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the Borrower's obligation to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

             "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.2) or a Notice of Money Market Borrowing (as defined in
Section 2.3(f)).

             "Notice of Interest Rate Election" has the meaning set forth in
Section 2.10.

             "Notice of Issuance" has the meaning set forth in Section 2.15(b).

             "Obligations" means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to the Agent or any Bank under any Loan Document including, without limitation, (i) all principal, interest, and fees, (ii) any amounts the Agent or any Bank expends on behalf of the Borrower because the Borrower under the Loan Documents fails to make any such payment when required under the terms of any Loan Document, (iii) all amounts required to be paid under any indemnification or similar provision,
(iv) all fees and expenses required to be paid pursuant to Section 11.3 of this Agreement and (v) all obligations in respect of any Letter of Credit.

             "Parent" means, with respect to any Bank, any Person controlling such Bank.

             "Participant" has the meaning set forth in Section 11.6(a)

             "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

             "Permitted Transaction" has the meaning set forth in Section
6.1(a).

             "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

             "Plan" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which: (i) were the responsibility of the Borrower or a member of the ERISA Controlled Group at any time within the five years immediately preceding the Effective Date, (ii) are currently the responsibility of the Borrower or a member of the ERISA Controlled Group, or
(iii) hereafter become the responsibility of the Borrower or a member of the ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason; provided, however, that solely for purposes of Section 4.12 and Section 5.1(e) hereof, (A) the term "ERISA Controlled Group" in clauses (i) and (ii) will not include a Person that was a member of the ERISA Controlled Group solely as a result of the acquisition of a member of such ERISA Controlled Group by Lasmo plc and (B) the Ultramar U.S. Employees Retirement Plan with respect to any period on or after January 1, 1993 should not be considered a Plan under clause (i).

             "Pricing Schedule" means the Pricing Schedule attached hereto.

             "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

             "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

             "Quarterly Payment Dates" means each March 31, June 30, September 30 and December 31.

             "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

             "Regulations D, G, T, U and X" means such Regulations of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

             "Regulation S-X" means Regulation S-X of the SEC and any successor to all or any portion thereof.

             "Reimbursement Obligation" has the meaning provided in Section 2.2(d).

             "Reportable Event" has the meaning set forth in Section 4043(c) of ERISA (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations or with respect to which the PBGC has by public notice announced that it will not impose penalties for failure to comply), or is the occurrence of any of the events described in
Section 4063(a) or 4068(a) of ERISA.

             "Required Banks" means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

             "Restricted Bank" means (i) any Bank, (ii) any Lender under the Canadian Revolver and (iii) any other commercial bank whose unsecured long-term debt is rated BBB+ or better by S&P and Baa1 or better by Moody's.

             "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

             "S&P" means Standard & Poor's Ratings Services.

             "SEC" means the Securities and Exchange Commission.

             "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

             "Significant Subsidiary" means (i) each of the Subsidiaries set forth in Schedule 1.1 and their respective successors and (ii) any other Subsidiary of the Borrower which is or would hereafter be classified as a "significant subsidiary" of the Borrower under Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof.

             "Stated Amount" has the meaning set forth in the applicable Letter of Credit.

             "Subsidiary" means, with respect to any Person, (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or greater equity interest at the time.

             "Termination Date" means December 19, 2001, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date will be the next preceding Euro-Dollar Business Day.

             "Termination Event" means (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan (other than pursuant to Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

             "UCP" shall mean the Uniform Customs and Practice for Documentary Credits (1993 revision) published by the

International Chamber of Commerce as its Publication No. 500.

             "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the actuarial present value of accumulated benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the assumptions used in the most recent actuarial valuation report for such Plans).

             "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

              SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 or Article 6 or the definition of any term used therein to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 or Article 6 or any such definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Banks.

              SECTION 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans to be made by one or more Banks to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 10) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either (i) by reference to the pricing of Loans comprising such Borrowing

(e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids).


                                   ARTICLE 2

                                  THE CREDITS


              SECTION 2.1. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made, the aggregate outstanding principal amount of all Committed Loans by such Bank shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.11 and reborrow at any time during the Revolving Credit Period under this Section.

              SECTION 2.2. Notice of Committed Borrowing. The Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro-Dollar Business Day before each Euro- Dollar Borrowing, specifying:

             (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic

    Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

             (ii)  the aggregate amount of such Borrowing;

             (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro-Dollar Rate; and

             (iv) in the case of a CD Borrowing or a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

              SECTION 2.3. Money Market Borrowings. (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower from time to time during the Revolving Credit Period. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

              (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day before the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

             (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR

    Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

             (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

             (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

             (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

              (c) Invitation for Money Market Quotes. Promptly after receiving a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

              (d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile at its address referred to in Section 11.1 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour before the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes before the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 8, any Money Market Quote so made shall not be revocable except with the written consent of the Agent given on the instructions of the Borrower.

             (ii) Each Money Market Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

             (A)  the proposed date of Borrowing,

             (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

             (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

             (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

             (E)  the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

             (iii)  Any Money Market Quote shall be disregarded if it:

             (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

             (B)  contains qualifying, conditional or similar language;

             (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

             (D)  arrives after the time set forth in subsection (d)(i).

              (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms of (i) any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (ii) any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request.
Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

              (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

             (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

        (ii) the principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

       (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

        (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

              (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or

Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

              SECTION 2.4. Notice to Banks; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Agent shall notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

              (b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 11.1. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

              (c) Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and, if such Bank shall have failed to do so within three Domestic Business Days of demand therefor by the Agent, the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

              SECTION 2.5. Notes. (a) The Borrower's obligation to repay the Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

              (b) Each Bank may, by notice to the Borrower and the Agent, request that the Borrower's obligation to repay such Bank's Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it relates solely to Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

              (c)  Promptly after receiving each Bank's Note pursuant to
Section 3.1(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Bank's failure to make any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

              SECTION 2.6. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date.

              (b) Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable to such Borrowing.

              SECTION 2.7. Interest Rates. (a) The unpaid principal amount of each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

              (b) The unpaid principal amount of each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest for each day during such Interest Period at the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Loan at the date such payment was due and (ii) the rate applicable to Base Rate Loans for such day.

              The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:


                      [ CDBR       ]*
             ACDR  =  [ ---------- ]  + AR
                      [ 1.00 - DRP ]

             ACDR  =  Adjusted CD Rate
             CDBR  =  CD Base Rate
              DRP  =  Domestic Reserve Percentage
               AR  =  Assessment Rate

__________
* The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

             The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

              "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York

City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

              "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

              (c) The unpaid principal amount of each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

              The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

              (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Euro-Dollar Margin for such day plus the higher of (i) the London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upwards, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y)
1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 10.1 shall exist, at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day).

              (e) Subject to Section 10.1, the unpaid principal amount of each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.7(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan. The unpaid principal amount of each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

              (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall promptly notify the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

              (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 10.1 shall apply.

              SECTION 2.8. Fees. (a) The Borrower shall pay to the Agent, for the account of the Banks, a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue (i) from and including the Effective Date to but excluding the date on which the Commitments terminate in their entirety, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date on which the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Such facility fee shall be allocated among the Banks ratably in proportion to their Commitments; provided that any facility fee accruing after the Commitments terminate in their entirety shall be allocated among the Banks ratably in proportion to the unpaid principal amounts of their respective Loans.

              (b) The Borrower shall pay to the Agent (i) for the account of the Banks ratably a Letter of Credit fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit at a rate per annum determined in accordance with the Pricing Schedule and (ii) for the account of each Issuing Bank a Letter of Credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at a rate per annum as determined from time to time by the Borrower and such Issuing Bank.

              (c) Fees accrued under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the date on which the Commitments terminate in their entirety (and, if later, the date on which the Loans shall be repaid in their entirety).

              SECTION 2.9. Termination or Reduction of Commitments. (a) The Borrower may, upon at least three Domestic Business Days' notice to the Agent,
(i) terminate the Commitments at any time, if no Loans are outstanding at such time, or (ii) ratably reduce from time to time by an amount of $5,000,000 or a larger multiple thereof. Promptly after receiving a notice pursuant to this subsection, the Agent shall notify each Bank of the contents thereof.

             (b) Unless previously terminated, the Commitments shall terminate in their entirety on the Termination Date.

              SECTION 2.10. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to subsection (d) of this Section and the provisions of Article 10), as follows:

             (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

             (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, subject to
    Section 2.13 if any such conversion is effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

             (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 if any such conversion is effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Domestic Loans of one type to Domestic Loans of the other type or are CD Loans to be continued as CD Loans for an additional Interest Period, in which case such notice shall be delivered to the Agent not later than 10:30 A.M. (New York City time) on the second Domestic Business Day before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no such notice is timely received before the end of an Interest Period for any Group of CD Loans or Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

              (b)  Each Notice of Interest Rate Election shall specify:

             (i) the Group of Loans (or portion thereof) to which such notice applies;

             (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

             (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be CD Loans or Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

             (iv) if such Loans are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

              (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

              (d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, CD Loans or Euro-Dollar Loans if a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Agent.

              SECTION 2.11. Optional Prepayments. (a) Subject in the case of any Fixed Rate Loans to Section 2.13, the Borrower may, upon at least one Domestic Business Day's notice to the Agent, without penalty or premium except as specified herein, prepay any Group of Domestic Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 10.1) or upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or such Money Market Borrowing).

             (b) Except as provided in subsection (a) above, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan before the maturity thereof.

             (c) Promptly upon receiving a notice of prepayment pursuant to this Section, the Agent shall notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

              SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and Letters of Credit Liabilities and of fees hereunder, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 11.1. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

              (b) Unless the Borrower notifies the Agent before the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance on such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

              SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2 or 8 or Section 10.2) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.7(d), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a), 2.10(c) or 2.11(c), by reason of a failure to satisfy a condition thereto or otherwise, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

              SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

              SECTION 2.15. Letters of Credit. (a) Subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit hereunder from time to time before the tenth day before the Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the aggregate amount of the Letter of Credit Liabilities plus the aggregate outstanding amount of all Loans shall not exceed the aggregate amount of the Commitments and (ii) the aggregate Letter of Credit Liabilities in respect of Letters of Credit issued by such Issuing Bank shall not exceed any applicable limitation mutually agreed upon by the Borrower and such Issuing Bank. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.

             (b) The Borrower shall give the Issuing Bank notice at least five Domestic Business Days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a "Notice of Issuance"). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Agent, and the Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank's participation in such Letter of Credit. The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term extending or be so extendible beyond the fifth Domestic Business Day preceding the Termination Date.

             (c) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such letter of Credit, the Issuing Bank shall notify the Agent and the Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day. In addition, each Bank will pay to the Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank's demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Bank's ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank's demand for such payment (or, if such demand is made after 12:00 Noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto.

             (d) The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

             (i) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

             (ii) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Banks (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

             (iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

             (iv) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

             (v) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (v), constitute a legal or equitable discharge of the Borrower's or the Bank's obligations hereunder.

             (e) The Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to such Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Bank)), and none of the Banks (including an Issuing Bank) nor the Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, and (iii) any consequences arising from causes beyond the control of the Issuing Bank, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the failure of the Issuing Bank to comply in any material respect with the UCP in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.
To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

              SECTION 2.16. Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Bank gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

              SECTION 2.17. Increased Commitments; Additional Banks. (a) Subsequent to the Effective Date, the Borrower may, upon at least 30 days' notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments by an amount not to exceed $125,000,000 (the amount of any such increase, the "Increased Commitments"). Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.

             (b) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may designate another bank or other banks (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such bank that is an existing Bank, increase its Commitment and (ii) in the case of any other such bank (an "Additional Bank"), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

             (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Agent of an agreement in form and substance satisfactory to the Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Agent may reasonably request.

                                   ARTICLE 3

                                   CONDITIONS

              SECTION 3.1. Closing. The closing hereunder shall occur when the Agent has received all the following documents, each dated the Closing Date unless otherwise indicated:

             (a) a duly executed Note for the account of each Bank dated on or before the Closing Date and complying with the provisions of Section 2.5;

             (b) an opinion of the General Counsel of the Borrower, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (c) an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (d) all documents the Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

             (e) a certificate from the President or Chief Executive Officer of the Borrower to the effect that the Merger has been consummated in accordance with the Merger Agreement, without waiver of any of the conditions thereof;

             (f) a certificate from an Officer of the Borrower to the effect that the entire principal amount of any Indebtedness outstanding under:

             (i) Credit Agreement I dated as of April 14, 1987, as amended and restated through April 15, 1993, among Diamond Shamrock, Inc., Diamond Shamrock Refining and Marketing Company, the guarantors named therein, the banks named therein and Chemical Bank, as agent, as amended to the Effective Date;

             (ii) Credit Agreement II dated as of April 14, 1987, as amended and restated through April 15, 1993, among Diamond Shamrock, Inc., Diamond Shamrock Refining and Marketing Company, the guarantors named therein, the banks named therein and Chemical Bank, as agent, as amended to the Effective Date; and

             (iii) the Credit Agreement dated as of December 11, 1995 among Diamond Shamrock, Inc., Diamond

        Shamrock Refining and Marketing Company, the guarantors named therein, the banks named therein, Bank of America National Trust and Savings Association, as agent and Chemical Bank, Royal Bank of Canada and Societe Generale, as co-agents, as amended to the Effective Date;

        together with accrued interest, fees and other amounts in respect thereof, have been paid in full and the commitments thereunder have been terminated; and

             (g) an instrument in a form satisfactory to the Agent from Ultramar Inc. to the effect that the entire principal amount of any Indebtedness outstanding under the Designated Credit Facility, together with accrued interest, fees and other amounts in respect thereof, shall have been paid in full and the commitments thereunder shall have terminated.

The Banks (which comprise the "Required Banks" as defined in the Designated Credit Facility) hereby agree that the commitments under the Designated Credit Facility unless earlier terminated shall terminate automatically upon the Closing Date without further action by any party.

Promptly after the Closing Date occurs, the Agent shall notify the Borrower and the Banks thereof, and such notice shall be conclusive and binding on all parties hereto.

             SECTION 3.2. Borrowings and Issuances of Letters of Credit. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions:

             (a) the fact that a Closing Date shall have occurred on or before December 31, 1996;

             (b)  receipt by the Agent of a Notice of Borrowing as required by
    Section 2.2 or 2.3, or receipt by the Issuing Bank of a Notice of Issuance as required by Section 2.15(b), as the case may be;

             (c) the fact that, immediately after such Borrowing or issuance of a Letter of Credit, the sum of the aggregate outstanding amount of the Loans and the aggregate amount of Letter of Credit Liabilities will not exceed the aggregate amount of the Commitments;

             (d) the fact that, immediately before and after such Borrowing or issuance of a Letter of Credit, no Default shall have occurred and be continuing; and

             (e) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing or issuance of a Letter of Credit.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (c), (d) and (e) of this Section.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

             In order to induce the Agent and the Banks to enter into this Agreement and to make the Loans, and to induce the Issuing Bank and the Banks to issue the Letters of Credit, the Borrower makes the following representations and warranties:

             SECTION 4.1. Existence and Business; Power and Authorization; Enforceable Obligations. (a)The Borrower is a corporation duly organized in accordance with the Laws of the State of Delaware. The Borrower (i) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (ii) is authorized to do business as a corporation and is in good standing in each jurisdiction in which it is required to be authorized to do business, except where the failure to be so authorized or in good standing could not reasonably be expected to have a Material Adverse Effect. No Governmental Approval (other than those already obtained) is necessary in connection with the formation and continued existence of the Borrower, except where the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

             (b) The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents. The Borrower has corporate power and authority to borrow hereunder.

             (c) The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Borrower of the Loan Documents or the validity and enforceability of the Loan Documents.

             (d) This Agreement and each other Loan Document has been duly executed and delivered on behalf of the Borrower and is a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).

             SECTION 4.2. No Violation. Neither the execution, delivery and performance by the Borrower of the Loan Documents, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby, (i) will contravene in any material respect any applicable provision of Law, (ii) will conflict with or result in any breach of any of the terms and conditions of, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of, any material agreement or instrument to which the

Borrower is a party or by which it or any of its property or assets is bound, or (iii) will violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Borrower.

             SECTION 4.3. Litigation. There are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to the best knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect.

             SECTION 4.4. Financial Information. (a) The consolidated balance sheet of Ultramar Corporation and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Joint Proxy Statement, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP the consolidated financial position of Ultramar Corporation and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

             (b) The unaudited consolidated balance sheet of Ultramar Corporation and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Joint Proxy Statement, fairly present, in conformity with GAAP, the consolidated financial position of Ultramar Corporation and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to year-end adjustments);

             (c) The consolidated balance sheet of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Price Waterhouse LLP and set forth in the Joint Proxy Statement, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

             (d) The unaudited consolidated balance sheet of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Joint Proxy Statement, fairly present, in conformity with GAAP, the consolidated financial position of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to year-end adjustments).

             (e) The unaudited pro forma condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited pro forma condensed consolidated statements of income for the years ended December 31, 1993, 1994, and 1995 and the six-month periods ended June 30, 1995 and 1996, set forth in the Joint Proxy Statement, are complete and correct in all material respects and, subject to the footnotes thereto, have been prepared on the basis described therein and otherwise in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsections (a) and (c) of this Section and show the consolidated financial position and results of operations of the Borrower and its Consolidated Subsidiaries as if the Merger had occurred, in the case of the condensed consolidated statements of income, as of January 1, 1993, and in the case of the condensed consolidated balance sheets, as of the respective balance sheet dates (subject in the case of the interim financial statements to year-end adjustments).

             SECTION 4.5. Material Adverse Change. Since December 31, 1995, there has occurred no event, act or condition which has had, or could reasonably be expected to have, a Material Adverse Effect except for certain changes to conform accounting practices of Ultramar Corporation and Diamond Shamrock, Inc. as described in the Joint Proxy Statement.

             SECTION 4.6. Use of Proceeds; Margin Regulations. All proceeds of each Loan will be used by the Borrower only in accordance with the provisions of Section 6.4.

             SECTION 4.7. Governmental Approvals. All Governmental Approvals which under applicable Law are required to have been obtained prior to the date this representation is made or deemed made in connection with the due execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been obtained.

             SECTION 4.8. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a company controlled by a "holding company" within the meaning of PUHCA.

             SECTION 4.9. No Defaults. No Default has occurred and is continuing.

             SECTION 4.10. U.S. Taxes. The Borrower and each of its Subsidiaries have filed all United States Federal income tax returns and all other material United States tax returns which to their knowledge are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them, except as are being contested in good faith or which could not reasonably be expected to have a Material Adverse Effect.

             SECTION 4.11. Foreign Taxes. The Borrower and each of its Subsidiaries have filed or caused to be filed all income tax returns in all relevant foreign jurisdictions and all other material foreign tax returns which are to their knowledge required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except as are being contested in good faith or which could not reasonably be expected to have a Material Adverse Effect.

             SECTION 4.12. ERISA. As of the Closing Date, the Borrower is responsible for funding no Plans other than those listed on the Schedule having the same number as this Section. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. There are no Unfunded Liabilities under any Plan which when added to the aggregate amount of Unfunded Liabilities with respect to all other Plans at such time could reasonably be expected to have a Material Adverse Effect. The Borrower and each member of the ERISA Controlled Group have not failed to comply with the requirements of Section 515 of ERISA with respect to any Multiemployer Plan and are not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan to an extent which could reasonably be expected to have a Material Adverse Effect. The aggregate potential total withdrawal liability payments of the Borrower and the members of the ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Borrower and the members of the ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not equal to or greater than an amount which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and each member of the ERISA Controlled Group, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 or ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been, or is expected by the Borrower or any member of the ERISA Controlled Group to be, incurred by the Borrower or any member of the ERISA Controlled Group which could reasonably be expected to have a Material Adverse Effect. No Lien under
Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Borrower or any member of the ERISA Controlled Group to be imposed on the assets of the Borrower or any member of the ERISA Controlled Group. With respect to any employee benefit plan covered under Title IV of ERISA that is excluded from the definition of Plan by the proviso at the end of such definition, no liability, penalty, Lien or security interest has been incurred or is expected to be incurred which could reasonably be expected to have a Material Adverse Effect, and to the Borrower's knowledge no other event or condition has occurred or exists which could reasonably be expected to have a Material Adverse Effect.

             SECTION 4.13. Ownership of Property; Liens. The Borrower and each of its Consolidated Subsidiaries has good and marketable title to all of its property except for any defects which could not reasonably be expected to have a Material Adverse Effect, subject to no Lien of any kind except Liens permitted pursuant to Section 6.3 hereof.

             SECTION 4.14. Accuracy and Completeness of Information. All historical information heretofore or contemporaneously furnished by the Borrower in writing to the Agent or any Bank for purposes of or in connection with this Agreement is, to the knowledge of the Borrower, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

             SECTION 4.15.  Environmental Matters.

             (a) Except in each case as could not reasonably be expected to have a Material Adverse Effect (i) the Borrower and its Significant Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the Borrower and its Significant Subsidiaries have all Environmental Approvals required to operate its business as presently conducted and is in compliance with the terms and conditions thereof, (iii) the Borrower and its Significant Subsidiaries have not received any communication (written or oral) from a Governmental Authority that alleges that the Borrower is not in compliance with all Environmental Laws and Environmental Approvals and (iv) to the Borrower's knowledge there are no circumstances that may prevent or interfere with such compliance in the future.

             (b) There is no Environmental Claim pending or, to the Borrower's knowledge, threatened against the Borrower or any Significant Subsidiary which could reasonably be expected to have a Material Adverse Effect.

             (c) Without in any way limiting the generality of the foregoing, except in each case as could not reasonably be expected to have a Material Adverse Effect (i) there are no on-site or off-site locations in which the Borrower or any Significant Subsidiary have stored, disposed or arranged for the disposal of Materials of Environmental Concern in violation of any Environmental Law (ii) there are no underground storage tanks located on property owned or leased by the Borrower or any Significant Subsidiary in violation of any Environmental Law, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower or any Significant Subsidiary and (iv) no polychlorinated - biphenyles (PCB's) are used or stored at any property or leased by the Borrower or any Significant Subsidiary in violation of any Environmental Law.

             SECTION 4.16. Significant Subsidiaries. Each of the Borrower's Significant Subsidiaries is a corporation, partnership, limited liability company, association or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material government licenses, authorizations, consents and approvals required to carry on its business as now conducted except for such powers, licenses, authorizations, consents or approvals the absence of which could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE 5

                             AFFIRMATIVE COVENANTS

              The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid or any Letter of

Credit Liabilities remain outstanding unless otherwise agreed by the Required
Banks:

              SECTION 5.1. Information Covenants. The Borrower will furnish to each Bank:

             (a) Quarterly Financial Statements. Within 60 days after the close of each fiscal quarter (other than the fourth fiscal quarter) in each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarterly period and the related consolidated statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year;

             (b) Annual Financial Statements. Within 120 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by independent public accountants of nationally recognized standing;

             (c) Officer's Certificate. At the time of the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of an Authorized Officer of the Borrower which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the period indicated, except as disclosed in the notes thereto, in accordance with GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (y) the detailed calculations made pursuant to Sections 6.6 and 6.7 as of the last day of such period and (z) that such Authorized Officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of the Borrower during the accounting period covered by such financial statements, and that as a result of such review such Authorized officer has concluded that no Default has occurred and is continuing as of the date of such certificate or, if any Default has occurred and is continuing, specifying the nature and extent thereof and the action the Borrower proposes to take in respect thereof;

             (d) Notice of Default, Litigation or Other Event Promptly and in any event within three Domestic Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any Event of Default and
    (ii) any litigation or governmental proceeding pending or threatened against the Borrower or any Significant Subsidiary which could reasonably be expected to have a Material Adverse Effect;

             (e)     ERISA.

             (i) Except as could not reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within twenty days after the Borrower or any member of its ERISA Controlled Group knows, or has reason to know, that:

                     (A) any Termination Event with respect to a Plan has occurred or will occur, or

                     (B) any condition exists with respect to a Plan which presents a material risk of termination of the Plan (if such Plan has Unfunded Liabilities) or imposition of an excise tax or other material liability on the Borrower or any member of the ERISA Controlled Group, or

                     (C) the Borrower or any member of the ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an accumulated funding deficiency has been incurred, or

                     (D) the Borrower or any member of the ERISA Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and
             Section 408 of ERISA, or

                     (E) there exists any Unfunded Liabilities under any Plan giving rise to a Lien under ERISA or the Code, or

                     (F) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Borrower or any member of the ERISA Controlled Group from a Multiemployer Plan, or

                     (G) the Borrower or any member of the ERISA Controlled Group is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or

                     (H) a Multiemployer Plan is in "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA), or

                     (I) the Borrower and/or any member of the ERISA Controlled Group have incurred any withdrawal liability (as determined in accordance with Title IV of ERISA), or

                     (J) there is an action brought against the Borrower or any member of the ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, a certificate of an Authorized Officer of the Borrower setting forth the details of each of the events described in clauses (A) through (J) above, as applicable, and the action which the Borrower or the applicable member of the ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (A) through (J) above, as applicable.

             (ii) As soon as possible and in any event within ten days after the receipt by the Borrower or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Borrower or such member of the ERISA Controlled Group of its final decision finding liability which, if remaining unpaid, could reasonably be expected to have a Material Adverse Effect and the date by which such liability must be paid, a copy of such letter, together with a certificate an Authorized Officer of the Borrower setting forth the action which the Borrower or such member of the ERISA Controlled Group proposes to take with respect thereto.

             (iii) With respect to any employee benefit plan covered by Title IV of ERISA that is excluded from the definition of Plan by the proviso at the end of such definition, as soon as possible and in any event within ten days after the receipt by the Borrower or any member of the ERISA Controlled Group of any notice, whether or not in writing, that any material liability, penalty or Lien has been or could reasonably be expected to be asserted against it with respect to such plan, a certificate of an Authorized Officer of the Borrower setting forth the relevant details and the action which the Borrower or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of such notice, if any.

             (f) Environmental Matters. Promptly and in any event within ten Domestic Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and the Borrower's proposed response thereto, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect: (i) the receipt by the Borrower of any communication (written or oral), whether from a Governmental Authority or other Person that alleges that the Borrower or any Significant Subsidiary is not in compliance with applicable Environmental Laws or Environmental Approvals, (ii) any Authorized Officer of the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower or any Significant Subsidiary, or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Significant Subsidiary. The Borrower will also maintain and make available for inspection by the Agent and the Banks and their agents and employees accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to its knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the properties of the Borrower and its Subsidiaries.

             (g) Other Information. From time to time, such other information or documents (financial or otherwise) as the Agent or any Bank may reasonably request.

             SECTION 5.2. Books, Records and Inspections. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit officers and designated representatives of the Agent or any Bank to visit and inspect any of the properties of the Borrower, and to examine the books of record and account of the Borrower, and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice and at such reasonable times and intervals as the Agent or such Bank may desire.

             SECTION 5.3. Payment of Taxes. The Borrower will, and will cause its Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach hereto, except that neither the Borrower nor any such Subsidiary will be required hereby to pay any such tax, assessment, charge or levy the payment of which is the subject of a Contest.

             SECTION 5.4.  Compliance with Law.

             (a) The Borrower will own, operate and maintain its business in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             (b) The Borrower will keep each of its property and assets free of any Lien imposed pursuant to Environmental Laws which could reasonably be expected to have a Material Adverse Effect and is not the subject of a Contest, and will pay or cause to be paid when due any and all costs necessary to accomplish the foregoing, including, without limitation, the cost of identifying the nature and extent of the presence of any such Materials of Environmental Concern on any real property owned or leased by the Borrower, and the cost of delineation, removal, treatment and disposal of any such Materials of Environmental Concern.

             SECTION 5.5. Existence, Etc. The Borrower will preserve and maintain its corporate existence, and all material rights and material franchises, and cause each of its Subsidiaries to preserve and maintain its material rights and material franchises except as permitted under Section 6.1; provided that neither the Borrower not any of its Subsidiaries shall be required to maintain any such rights or franchises, the maintenance of which is determined by it in good faith not to be in its best interest in the conduct of business.

             SECTION 5.6. Insurance. The Borrower will maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts or other forms of self-insurance) as is customary for such companies under similar circumstances.

             SECTION 5.7. Maintenance of Property. The Borrower will keep, and cause each of its Subsidiaries to keep, all property necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted); provided that neither the Borrower nor any of its Subsidiaries shall be required to maintain any property, the maintenance of which is determined by it in good faith not to be in its best interest in the conduct of business.

              SECTION 5.8. Ownership of Subsidiaries. The Borrower will own, directly or indirectly, 100% of the outstanding voting securities of each of its Significant Subsidiaries.


                                   ARTICLE 6

                               NEGATIVE COVENANTS

             The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid or any Letter of Credit Liabilities remain outstanding, unless otherwise agreed by the Required Banks:

             SECTION 6.1.  Restriction on Fundamental Changes.

             (a) The Borrower will not enter into any merger or consolidation, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue substantially all of its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, provided that the Borrower may effect such a merger, consolidation or sale (a "Permitted Transaction") so long as after giving effect to such transaction, (x) no Default shall exist, (y) the surviving entity or purchaser, if other than the Borrower, assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower under the Loan Documents and (z) such assumption is expressly evidenced by an agreement executed and delivered to the Banks within 30 days of such transaction in a form reasonably satisfactory to the Agent. Without limiting the generality of the foregoing, the transfer of more than 50% of the Borrower's Consolidated Net Tangible Assets shall be deemed, for the purposes of this Section 6.1(a), a transfer of all or substantially all of the assets of the Borrower.

             (b) No transaction permitted by this Section 6.1 shall result in a discharge or novation of the Borrower under the Loan Documents. The Agent may require as a condition to any transaction permitted by this Section 6.1 evidence (including legal opinions) reasonably satisfactory to the Agent establishing satisfaction of the conditions set forth in this Section 6.1.

             SECTION 6.2. Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate (other than in any such Affiliate's capacity as a director or executive officer of the Borrower) on terms that are less favorable to the Borrower than those terms that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate, in each case excluding transactions among the Borrower and its Subsidiaries.

             SECTION 6.3. Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its assets now owned or hereinafter acquired, other than the following:

             (i) Liens existing on the date hereof which are not otherwise permitted under paragraphs (ii) through

    (xi) below and which Liens secure Indebtedness outstanding on the date hereof in an aggregate principal amount not exceeding $10,000,000;

             (ii) Liens for taxes not yet due or which are subject to a Contest;

             (iii) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens and any other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are subject to a Contest;

             (iv) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);

             (v) Easements, rights-of-way, zoning, and similar restrictions and other similar charges or encumbrances that do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Borrower or any of its Subsidiaries or have a Material Adverse Effect;

             (vi) purchase money Liens not to exceed 100% of the applicable purchase price; provided that such Lien shall attach within 180 days of the acquisition of the related asset and in no event shall such Lien attach to current assets of the Borrower or any of its Significant Subsidiaries;

             (vii) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries, whether by purchase, consolidation, merger, exchange or otherwise and not created in contemplation of such acquisition; provided that in no event shall such Lien attach to current assets of the Borrower or any of its Significant Subsidiaries;

             (viii) Liens securing Environmental Claims (which, for the purposes of this paragraph (viii) shall be limited to undetermined or inchoate Liens arising pursuant to applicable Environmental Laws, arising in the ordinary course of business of the Borrower, and in respect of which no steps or proceedings have been taken to enforce such Lien);

             (ix) Liens imposed by ERISA which could not reasonably be expected to have a Material Adverse Effect;

             (x) Liens on time deposit, demand, custodial or other banking accounts of the Borrower or any Subsidiary, if such accounts exist for the purpose of funding or securing insurance obligations of any Subsidiary engaged in the business of providing commercial insurance or reinsurance and which are in accordance with prudent business practices and industry standards;

             (xi) extensions, renewals and replacements of Liens referred to in paragraphs (i) through (x); provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by
    any such   extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; and

             (xii)   Liens other than those described in paragraphs (i) through
    (xi) above; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall at no time exceed 10% of Consolidated Net Worth.

             SECTION 6.4. Use of Proceeds; Margin Regulations. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Loan in a manner that will violate or be inconsistent with the provisions of Regulations G, T, U or X.

             SECTION 6.5. Environmental Matters. Except in each case where such activity could not reasonably be expected to have a Material Adverse Effect, the Borrower shall not permit (a) any underground storage tanks to be located on any property owned or leased by the Borrower in violation of any Environmental Law, (b) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower, and (c) any polychlorinated biphenyls (PCB's) to be used or stored at any property owned or leased by the Borrower.

             SECTION 6.6. Leverage Ratio. Adjusted Consolidated Debt will at no time exceed 60% of the sum of Adjusted Consolidated Debt and Consolidated Net Worth.

             SECTION 6.7. Interest Coverage Ratio. The ratio (the "Interest Coverage Ratio") of (x) Consolidated EBITDA to (y) Consolidated Cash Interest Expense will not, for any period of four consecutive Fiscal Quarters, be less than 2.5:1.0.


                                   ARTICLE 7

                                CASH COLLATERAL

             SECTION 7.1. Cash Collateral. (a) Upon the occurrence of the circumstances and the continuance of any Event of Default, the Borrower shall deposit with the Agent an amount in cash equal to the aggregate Stated Amount of all outstanding Letters of Credit. The Agent shall hold and apply such cash to each drawing made in respect of each Letter of Credit.

             (b) Amounts on deposit pursuant to Section 7.1(a) shall be held by the Agent for the benefit of the Issuing Bank and the other Banks and shall be used and held as security for each Reimbursement Obligation or other Obligations of the Borrower until the Obligations have been paid in full.


                                   ARTICLE 8

                          EVENTS OF DEFAULT; REMEDIES

             SECTION 8.1. Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of Law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority:

             (a) Failure to Make Payments. The Borrower shall (i) default in the payment when due of any principal on the Loans or on any Reimbursement Obligation or (ii) default in the payment when due of any interest or fees hereunder for a period of five Domestic Business Days after such interest or fees are due and payable.

             (b) Breach of Representation or Warranty. Any representation or warranty made in any Loan Document or in any certificate or statement delivered pursuant thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

             (c) Breach of Covenants. (i) The Borrower shall fail to perform or observe any covenant or obligation arising under Section 6.1, 6.4,
6.6 or 6.7, or (ii) the Borrower shall fail to perform or observe any other covenant or obligation arising under this Agreement or under any other Loan Document and, in the case of this clause (ii), such failure shall continue for a period of 30 days.

             (d) Default Under Other Agreements. The Borrower or any Significant Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of principal or interest (subject, in the case of interest, to any applicable grace period) in respect of any Material Financial Obligation; or the Borrower or any Significant Subsidiary shall default in the performance or observance of any other obligation or condition with respect to any Material Financial Obligation or any other event shall occur or condition exist, if, as a result, such Material Financial Obligation has become or can then be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

             (e) Bankruptcy, Etc. Any Event of Bankruptcy shall occur with respect to the Borrower or any Significant Subsidiary.

             (f) Dissolution. Any order, judgment, or decree shall be entered against the Borrower or any Significant Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 30 days; or the Borrower shall otherwise dissolve or cease to exist (except as permitted by Section 6.1).

             (g) ERISA. (i) Any Termination Event shall occur, or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or (iii) the Borrower or a member of its ERISA Controlled Group shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA which could result in the imposition of liability on the Borrower or any member of its ERISA Controlled Group, or (iv) the Borrower or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (vi) the Borrower or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (vii) a proceeding shall be instituted against the Borrower or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (viii) any other event or condition shall occur or exist with respect to any Plan which could subject the Borrower or any member of its ERISA Controlled Group to any tax, penalty or other liability, and in each case in clauses (i) through (viii) of this Section 8.1(h), such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a lien, security interest, liability or penalty which in the aggregate could reasonably be expected to have a Material Adverse Effect.

             (h) Judgments. Any judgment or decree shall be entered by a court or courts of competent jurisdiction against the Borrower or any Significant Subsidiary and such judgment or decree (i) shall be in an aggregate amount greater than or equal to $25,000,000 and (ii) has not been discharged, bonded, or vacated within thirty days from entry.

             (i)     Change of Control.  A Change of Control shall occur.

             SECTION 8.2. Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.1(e), the Commitments shall automatically and immediately terminate and the unpaid principal amount of any and all accrued interest on the Loans and any and all accrued fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Bank to make any Loan hereunder shall thereupon terminate.

             (b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Section 8.1(e)), the Agent shall at the request of the Required Banks, by notice to the Borrower
(i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Bank to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid Fees and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower.

                                   ARTICLE 9

                                   THE AGENT

              SECTION 9.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

              SECTION 9.2. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent.

              SECTION 9.3. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 8.

              SECTION 9.4. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.


              SECTION 9.5. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such different number of Banks as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

              SECTION 9.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

              SECTION 9.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

              SECTION 9.8. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the Laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent resigns as Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Agent.

              SECTION 9.9. Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Agent.


                                   ARTICLE 10

                            CHANGE IN CIRCUMSTANCES


              SECTION 10.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any CD Loan, Euro-Dollar Loan or Money Market LIBOR Loan:

             (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

             (b) in the case of CD Loans or Euro-Dollar Loans, Banks having 66 2/3% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted CD Rate or the London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a CD Borrowing or Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

              SECTION 10.2. Illegality. If, on or after the date hereof, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current

Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or
(b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.

              SECTION 10.3. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans or its obligations hereunder in respect to Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

              (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any change in any such Law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

              (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

              SECTION 10.4. Taxes. (a) For the purposes of this Section, the following terms have the following meanings:

              "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the Laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payment at a rate up to (but not exceeding) the rate at which United States withholding tax would have been imposed on such a payment to such Bank under the Laws and treaties in effect when such Bank first became a party to this Agreement.

              "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

             (b) All payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by Law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

              (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes demand therefor.

              (d) Each Bank organized under the Laws of a jurisdiction outside the United States, before it signs and delivers this Agreement in the case of each Bank listed on the signature pages hereof and before it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

              (e) For any period with respect to which a Bank has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, Law or regulation occurring after the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

              (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

              SECTION 10.5. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 10.2 or (ii) any Bank has demanded compensation under
Section 10.3 or 10.3 with respect to its CD Loans or Euro- Dollar Loans, and in either case the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.

                                   ARTICLE 11

                                 MISCELLANEOUS


              SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Agent and the Issuing Bank under Article 2 or Article 10 shall not be effective until received.

              SECTION 11.2. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

              SECTION 11.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

             (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

              SECTION 11.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

              SECTION 11.5. Amendments and Waivers . Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent or any Issuing Bank are affected thereby, by the Agent or such Issuing Bank); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) except as contemplated in
Section 2.17, increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for the termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes and Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

              SECTION 11.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer (other than pursuant to a

Permitted Transaction) any of its rights under this Agreement without the prior written consent of all Banks.

             (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans and Letter of Credit Liabilities. If a Bank grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the Borrower's obligations hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 11.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
Section 2.16 and Article 10 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

              (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto signed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld, and each Issuing Bank and the Agent; provided that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately before such assignment, no such consent of the Borrower or the Agent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor Bank the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the Laws of the United States or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.3.

              (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

              (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 10.3 or
10.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 10.2, 10.3 or 10.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

              SECTION 11.7. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

              SECTION 11.8. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the Laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

              SECTION 11.9. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the Agent has received from each of the parties hereto a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Agent confirming that such party has signed a counterpart hereof.

             SECTION 11.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ULTRAMAR DIAMOND SHAMROCK CORPORATION


                                        By /s/ Steven Blank
                                           -------------------------
                                           Title: Vice President and Treasurer
                                           Address: 9830 Colonnade Boulevard
                                                    San Antonio, TX
                                           Facsimile: 210-641-8484

                                        MORGAN GUARANTY TRUST COMPANY
                                          OF NEW YORK, as Agent


                                        By /s/ Kathryn Sayko-Yanes
                                           -------------------------
                                           Title: Vice President
                                           Address: 60 Wall Street
                                           New York, NY 10260
                                           Facsimile: 212-648-5014

                                        BARCLAYS BANK PLC,
                                           as Documentation Agent


                                        By /s/ D. Neider
                                           -------------------------
                                           Title: Director

                                        THE CHASE MANHATTAN BANK
                                            as Syndication Agent


                                        By /s/ Laurie B. Perper
                                           -------------------------
                                           Title: Attorney-in-fact

                                        CO-AGENTS:
                                        ----------

                                        BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION


                                        By /s/ David E. Sisler
                                           -------------------------
                                           Title: Vice President


                                        CIBC, INC


                                        By Michael A. G. Corkum
                                           -------------------------
                                           Title: Authorized Signatory

                                        ROYAL BANK OF CANADA


                                        By /s/ Gil J. Benard
                                           -------------------------
                                           Title: Senior Manager


                                        THE INDUSTRIAL BANK OF JAPAN,
                                           LIMITED


                                        By /s/ Robert W. Ramage, Jr.
                                           -------------------------
                                           Title: Senior Vice President

                                        PARTICIPANTS:
                                        -------------

                                        BANK OF TOKYO-MITSUBISHI, LTD.


                                        By /s/ Michael Meiss
                                           -------------------------
                                           Title: Vice President

                                        THE FUJI BANK, LIMITED
                                           HOUSTON AGENCY


                                        By /s/ Yutaka Taniuchi
                                           -------------------------
                                           Title: Joint General Manager


                                        NATIONSBANK OF TEXAS, N.A.


                                        By /s/ James R. Allred
                                           -------------------------
                                           Title: Senior Vice President



                                        SOCIETE GENERALE


                                        By /s/ Richard A. Gould
                                           -------------------------
                                           Title: Vice President


                                        THE BANK OF NOVA SCOTIA


                                        By /s/ J.R. Trimble
                                           -------------------------
                                           Title: Senior Relationship
                                                  Manager


                                        BANK ONE TEXAS, N.A.


                                        By /s/ Mark A. Miller
                                           -------------------------
                                           Title: Senior Vice President

                                        THE FROST NATIONAL BANK


                                        By /s/ Gregg Chinn
                                           -------------------------
                                           Title: Vice President


                                        THE SANWA BANK LIMITED,
                                           DALLAS AGENCY


                                        By /s/ R. Blake Wright
                                           -------------------------
                                           Title: Vice President


                                        THE SUMITOMO BANK, LIMITED


                                        By /s/ Harumitsu Seki
                                           -------------------------
                                           Title: General Manager


                                        UNION BANK OF SWITZERLAND


                                        By /s/ Ben Vance
                                           -------------------------
                                           Title: Assistant Treasurer


                                        By /s/ Dan O. Boyle
                                           -------------------------
                                           Title: Managing Director


                                        BANK OF SCOTLAND


                                        By /s/ Elizabeth Wilson
                                           -------------------------
                                           Title: Vice President and
                                                  Branch Manager

                                        TORONTO DOMINION
                                           (NEW YORK), INC.


                                        By /s/ David G. Parker
                                           -------------------
                                           Title: Vice President

                              COMMITMENT SCHEDULE

Name of Lender and
applicable Lending
Office                                                Bank Commitment
------------------                                    ---------------
Morgan Guaranty Trust
 Company of New York                                  $40,000,000
Barclays Bank Plc                                     $40,000,000
The Chase Manhattan Bank                              $40,000,000
Bank of America National
  Trust and Savings Association                       $35,000,000
CIBC, Inc.                                            $35,000,000
Royal Bank of Canada                                  $35,000,000
The Industrial Bank of Japan,
  Limited                                             $35,000,000
Bank of Tokyo-Mitsubishi, Ltd.                        $28,000,000
The Fuji Bank, Limited
  Houston Agency                                      $28,000,000
Nationsbank of Texas, N.A.                            $28,000,000
Societe Generale                                      $28,000,000
The Bank of Nova Scotia                               $18,000,000
Bank One Texas, N.A.                                  $18,000,000
The Frost National Bank                               $18,000,000
The Sanwa Bank Limited,
  Dallas Agency                                       $18,000,000
The Sumitomo Bank, Limited                            $18,000,000
Union Bank of Switzerland                             $18,000,000
Bank of Scotland                                      $10,000,000
Toronto Dominion,
 (New York), Inc.                                     $10,000,000
TOTAL:                                               $500,000,000

                                PRICING SCHEDULE


      Each of "Facility Fee Rate", "Euro-Dollar Margin," "CD Margin" and "LC Fee Rate" means, for any day, the rate set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

------------------------------------------------------------------------------------------------------
  Pricing Level           Level I      Level II    Level III       Level IV     Level  V    Level VI
------------------------------------------------------------------------------------------------------
  Facility Fee Rate        .07%          .08%         .09%          .11%         .15%        .1875%
------------------------------------------------------------------------------------------------------
  Euro-Dollar  Margin      .155%        .17%         .185%         .215%         .3%          .4375%
------------------------------------------------------------------------------------------------------
  CD Margin                .28%         .295%         .31%          .34%         .425%        .5625%
------------------------------------------------------------------------------------------------------
  LC Fee Rate              .155%         .17%        .185%         .215%         .3%         .4375%
------------------------------------------------------------------------------------------------------

     For purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

     "Level I Pricing" applies for any day if, on such day, the Borrower's long-term debt is rated A or higher by S&P or A2 or higher by Moody's.

      "Level II Pricing" applies for any day if, on such day, (i) the Borrower's long-term debt is rated A- or higher by S&P or A3 or higher by Moody's and (ii) Level I Pricing does not apply.

      "Level III Pricing" applies for any day if, on such day, (i) the Borrower's long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody's and (ii) neither Level I Pricing nor Level II Pricing applies

      "Level IV Pricing" applies for any day if, on such day, (i) the Borrower's long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

      "Level V Pricing" applies for any day if, on such day, (i) the Borrower's long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody's and
(ii) none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.

 "Level VI Pricing" applies for any day if no other Pricing Level applies for such day.

      "Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies for any day.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day. In the case of split ratings from S&P and Moody's, the rating to be used to determine Pricing is the higher of the two (e.g. BBB+/Baa2 results in Level III Pricing), provided that in the event the split is more than one full category, the average (or the higher of the two intermediate ratings) shall be used (e.g. BBB+/Baa3 results in Level IV Pricing, as does BBB+/Ba1).

                                                                    SCHEDULE 1.1

                            SIGNIFICANT SUBSIDIARIES

Canadian Ultramar Company

Diamond Shamrock Refining and Marketing Company

D-S Venture Company, L.L.C.

Diamond Shamrock Refining Company, L.P.

Ultramar Credit Corporation

Ultramar Inc.

Ultramar Ltee

                                                                   SCHEDULE 4.12
                                     PLANS

Diamond Shamrock Corporation Career Average Retirement Income Plan

Diamond Shamrock Corporation Retirement Income Plan

Diamond Shamrock Corporation Employees' Retirement Plan

Ultramar Corporation U.S. Employee's Retirement Plan

                              MULTIEMPLOYER PLANS

New England Teamsters & Trucking Industry Pension Fund

Automotive Industries Welfare Fund

Western Conference of Teamsters Pension Trust Fund - Northern California Area

Western Conference of Teamsters Pension Trust Fund - Southern Area

                                                                EXHIBIT A - Note



                                      NOTE



                                                              New York, New York
                                                            ___________ __, 199_




         For value received, Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of ______________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

          All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Credit Agreement.

          This note is one of the Notes referred to in the Credit Agreement dated as of December 19, 1996 among Ultramar Diamond Shamrock Corporation, the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                          Ultramar Diamond Shamrock Corporation




                                         By
                                            -----------------------------------

                                         Name:
                                         Title:

                        LOANS AND PAYMENTS OF PRINCIPAL



                Amount      Type      Amount of
                  of         of       Principal     Notation
        Date     Loan       Loan       Repaid       Made By
--------------------------------------------------------------------------
__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

                                          EXHIBIT B - Money Market Quote Request



                       FORM OF MONEY MARKET QUOTE REQUEST



[Date]




To:              Morgan Guaranty Trust Company of New York
                 (the "Agent")

From:            Ultramar Diamond Shamrock Corporation

Re: Credit Agreement (the "Credit Agreement") dated as of December 19, 1996 among Ultramar Diamond Shamrock Corporation, the Banks party thereto and the Agent

                  We hereby give notice pursuant to Section 2.3 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):


Date of Borrowing:  __________________

Principal Amount(1)                   Interest Period(2)

$





____________________

  (1) Amount must be $5,000,000 or a larger multiple of $1,000,000.

  (2) Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

                 Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

                 Terms used herein have the meanings assigned to them in the Credit Agreement.


                                        Ultramar Diamond Shamrock Corporation



                                        By
                                            -----------------------------------
                                        Name:
                                        Title:

                                  EXHIBIT C - Invitation for Money Market Quotes



                   FORM OF INVITATION FOR MONEY MARKET QUOTES




To:      [Name of Bank]

Re: Invitation for Money Market Quotes to Ultramar Diamond Shamrock Corporation (the "Borrower")


                 Pursuant to Section 2.3 of the Credit Agreement dated as of December 19, 1996 among Ultramar Diamond Shamrock Corporation, the Banks party thereto and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):


Date of Borrowing:  __________________

Principal Amount                      Interest Period


$


                 Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

                  Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

                                        MORGAN GUARANTY TRUST COMPANY
                                          OF NEW YORK, as Agent


                                        By
                                            -----------------------------------
                                                    Authorized Officer

                                                  EXHIBIT D - Money Market Quote



                           FORM OF MONEY MARKET QUOTE



To:      Morgan Guaranty Trust Company of New York, as Agent

Re:      Money Market Quote to Ultramar Diamond Shamrock Corporation (the
         "Borrower")

                  In response to your invitation on behalf of the Borrower dated _____________, 19__, we hereby make the following Money Market Quote on the following terms:

1.   Quoting Bank:  ________________________________

2.   Person to contact at Quoting Bank:

     _____________________________
3.   Date of Borrowing: ____________________*

4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:


Principal        Interest         Money Market
Amount**         Period***        [Margin****] [Absolute Rate*****]
--------         ---------        ---------------------------------
$

$



         [Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $____________.]**

__________

*        As specified in the related Invitation.
** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the

         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of December 19, 1996 among Ultramar Diamond Shamrock Corporation, the Banks party thereto and yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.


                                        Very truly yours,

                                        [NAME OF BANK]


Dated:                                  By:
       ------------------                   -----------------------------------
                                                      Authorized Officer



__________
         amount the Bank is willing to lend. Each bid must be made for $5,000,000 or a larger multiple of $1,000,000.
*** Not less than one month or not less than 30 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".
*****    Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

                                 EXHIBIT E - Opinion of Counsel for the Borrower



                                   OPINION OF
                        GENERAL COUNSEL OF THE BORROWER


                                                            December 19,  1996


To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Ladies and Gentlemen:

         I am Executive Vice President, General Counsel and Secretary of Ultramar Diamond Shamrock Corporation (the "Borrower") and I am familiar with the Credit Agreement dated as of December 19, 1996 (the "Credit Agreement") among the Borrower, the Banks party thereto, and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Credit Agreement are used herein as therein defined. The Credit Agreement and the Notes are collectively referred to as the "Documents." This opinion is being rendered to you pursuant to Section 3.2(b) of the Credit Agreement.

         I have examined such corporate documents of the Borrower, certificates of public officials, and other agreements, instruments, certificates and documents as I have deemed necessary as a basis for the opinions expressed herein.

                 In rendering the opinions expressed below, I have assumed, with your permission and without independent verification, that:

                 (a) the signatures of all persons (other than the Borrower) signing documents in connection with which this opinion is rendered are genuine and authorized;

                 (b) all documents submitted to me as originals or duplicate originals are authentic;

                 (c) all documents submitted to me as copies, whether certified or not, conform to authentic original documents; and

                 (d) all parties to the Credit Agreement (other than the Borrower) have full power and authority to execute, deliver and perform their obligations under such documents, and all such documents have been duly authorized by all necessary action on the part of parties thereto (other than the Borrower), have been duly executed and delivered by such other parties, and are valid, binding and enforceable obligations of such other parties.

         Subject to the foregoing and to further qualifications and limitations set forth below, I am of the opinion that:

         1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes (a) are within the Borrower's corporate powers,
(b) have been duly authorized by all necessary corporate action, (c) do not require any action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable Law or regulation or of the Borrower's certificate of incorporation or by-laws or, to the best of my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.

         3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note issued thereunder today constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

         4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of the Credit Agreement or the Notes.

         5. Each of the Borrower's corporate Significant Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation except where the failure to validly exist or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

         My opinions are subject to the following qualifications:

                 (i) my opinions are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' or secured creditors' rights generally;

                 (ii) the binding effect and enforceability of the Documents and the availability of injunctive relief or other equitable remedies thereunder are subject to the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity);

                 (iii) the binding effect and the enforceability of the Documents are subject to the effect of laws and judicial decisions which have imposed duties and standards of conduct (including, without limitation, obligations of good faith, fair dealing and reasonableness) upon creditors or secured creditors;

                 (iv) I express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

                 (v) requirements in the Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

                 (vi) waivers of equitable rights and defenses may not be valid, binding or enforceable under state or federal law;

                 (vii) I express no opinion as to the enforceability of the indemnification provisions of the Documents insofar as said provisions contravene public policy; and

                 (viii) I am admitted to practice law in the State of New York and as such, I express no opinion as to, or the effect or applicability of, any laws other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America.

         My opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, I do not undertake to advise you of any changes in such laws or facts which may occur after the date hereof.

         This letter is furnished to you pursuant to the Credit Agreement and is not to be relied upon by any other person or entity or used, circulated, quoted or otherwise relied upon for any other purpose except that it may be relied upon as of the date hereof by persons which become Banks after the date hereof.



                                   Sincerely,

                            EXHIBIT F - Opinion of Special Counsel for the Agent


                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                 FOR THE AGENT




                                                            December 19,  1996


To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

                 We have participated in the preparation of the Credit Agreement dated as of December 19, 1996 (the "Credit Agreement") among Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Borrower"), the Banks party thereto, and Morgan Guaranty Trust Company of New York, as Agent and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.2(b) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

                 We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and Law as we have deemed necessary or advisable for purposes of this opinion.

                 Upon the basis of the foregoing, we are of the opinion that:

                 1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, and have been duly authorized by all necessary corporate action.

                 2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note issued thereunder today constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar Laws affecting creditors' rights generally and by general principles of equity.

                 We are members of the Bar of the State of New York and the foregoing opinion is limited to the Laws of the State of New York, the federal Laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any Law of any jurisdiction (except the State of New
York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

                 This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                               Very truly yours,

                                 EXHIBIT G - Assignment and Assumption Agreement



                      ASSIGNMENT AND ASSUMPTION AGREEMENT




                 AGREEMENT dated as of _________, 19__ among (NAME OF ASSIGNOR) (the "Assignor"), (NAME OF ASSIGNEE) (the "Assignee"), Ultramar Diamond Shamrock Corporation (the "Borrower") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").

                 WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of December 19, 1996 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Agent (as amended from time to time, the "Credit Agreement");

                 WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $____________;

                 WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

                 WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $__________ are outstanding at the date hereof; and

                 WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

                 SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of each of the Committed Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower, the Issuing Banks and the Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

                 SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in

Federal funds the amount heretofore agreed between them.(1) It is understood that commitment and/or facility fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and promptly pay the same to such other party.

                 SECTION 4. Consent of the [Borrower, the Agent and] the Issuing Banks. This Agreement is conditioned upon the consent of [the Borrower, the Agent and] the Issuing Banks pursuant to Section 11.6(c) of the Credit Agreement. The execution of this Agreement by such Persons is evidence of their consent. [Pursuant to Section 11.6(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

                 SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the Borrower's obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal





____________________

  (1) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

of the business, affairs and financial condition of the Borrower.

                 SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

                 SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                        (NAME OF ASSIGNOR)


                                        By
                                            -----------------------------------
                                        Name:
                                        Title:


                                        (NAME OF ASSIGNEE)


                                        By
                                            -----------------------------------
                                        Name:
                                        Title:



                                        [ULTRAMAR DIAMOND SHAMROCK
                                          CORPORATION


                                        By
                                            -----------------------------------
                                        Name:
                                        Title:]


                                        [MORGAN GUARANTY TRUST COMPANY
                                          OF NEW YORK, as Agent


                                        By
                                            -----------------------------------
                                        Name:
                                        Title:]

                                        [LETTER OF CREDIT ISSUING BANK]


                                        By
                                            -----------------------------------
                                        Name:
                                        Title: